UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

 _________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

_________________________________

Date of Report

May 20, 2014

(Date of earliest event reported)

ERBA Diagnostics, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	1-14798 (Commission File Number)	11-3500746 (IRS Employer Identification No.)
14100 NW 57th Court Miami Lakes, Florida (Address of principal executive offices)		33014 (Zip Code)

(305) 324-2300

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On May 20, 2014, Sanjiv Suri, the Interim Chief Executive Officer of ERBA Diagnostics, Inc. (the “Company”), delivered notice to the Company of his intention to resign effective as of June 1, 2014.

(c) Effective as of June 1, 2014, Mohan Gopalkrishnan will become the Chief Executive Officer of the Company. Mr. Gopalkrishnan, age 58, has served as Vice President - Operations of the Company since October 2012. Prior to joining the Company, Mr. Gopalkrishnan spent 15 years with Becton Dickinson in a number of leadership roles including as Senior Director with global responsibility for the pre-analytical systems business unit, Business Director of the Asia-Pacific region, ERP Leader of the Asia-Pacific region and General Manager of the medical/surgical division. Mr. Gopalkrishnan is expected to be employed by the Company pursuant to an employment agreement to be mutually agreed upon by Mr. Gopalkrishnan and the Company and to be approved by the Compensation Committee and the Board of Directors of the Company, which employment agreement has not been finalized as of the date of this Current Report on Form 8-K.

Effective as of June 1, 2014, Prakash Patel will become the Controller of the Company. Mr. Patel, age 45, has served as Assistant Controller of the Company since June 3, 2013, and as the Principal Financial Officer and Principal Accounting Officer of the Company since June 30, 2013. Prior to his employment with the Company, Mr. Patel was Controller of Perry Baromedical Corporation from 2011 to May 2013, and Corporate Controller of PostiveID Health Care Products from 2007 to 2011. Mr. Patel is expected to be employed by the Company pursuant to an employment agreement to be mutually agreed upon by Mr. Patel and the Company and to be approved by the Compensation Committee and the Board of Directors of the Company, which employment agreement has not been finalized as of the date of this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibit 99.1 - Press Release dated May 27, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto, duly authorized.

ERBA Diagnostics, Inc.

Dated: May 27, 2014	By:	/s/ Mohan Gopalkrishnan
Mohan Gopalkrishnan,
Vice President – Operations

EXHIBIT INDEX

Exhibit	Description

99.1	Press Release dated May 27, 2014.